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              COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the nine months ended November 30, 1995 and 1994 and for the five fiscal years ended February 28, 1995 computed by dividing fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                  Nine Months Ended
                                    November 30,                   For Fiscal Years Ended February 28(29),
                               ------------------------- ------------------------------------------------------------------
                                  1995         1994          1995         1994          1993         1992         1991
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------
Net earnings                    $138,082      $68,997      $88,407       $179,460     $140,073      $60,196      $22,311
Income tax expense                92,055       45,998       58,938        119,640       93,382       40,131       14,874
Interest charges                 207,510      139,746      205,464        219,898      128,612       69,760       60,888
Interest portion of rental
  expense                          5,002        5,667        7,379          6,372        4,350        2,814        2,307
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

Earnings available to cover
  fixed charges                 $442,649     $260,408     $360,188       $525,370     $366,417     $172,901     $100,380
                               ============ ============ ============= ============ ============= ============ ============

Fixed charges
  Interest charges              $207,510     $139,746     $205,464       $219,898     $128,612      $69,760      $60,888
  Interest portion of rental
    expense                        5,002        5,667        7,379          6,372        4,350        2,814        2,307
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

      Total fixed charges       $212,512     $145,413     $212,843      $226,270      $132,962      $72,574      $63,195
                               ============ ============ ============= ============ ============= ============ ============

Ratio of earnings to fixed
  charges                            2.08         1.79         1.69          2.32         2.76          2.38        1.59
                               ============ ============ ============= ============ ============= ============ ============
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